Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications and Human Capital Officer

CNL Financial Group, Inc.

(407) 650-1223

CNL LIFESTYLE PROPERTIES TO CLOSE ITS CURRENT OFFERING IN APRIL 2011

(ORLANDO, Fla.) June 28, 2010 – The board of directors of CNL Lifestyle Properties, Inc., a real estate investment trust (REIT) with 121 lifestyle properties and approximately $2.7 billion in total assets, has determined at this time that the REIT does not expect to commence another public offering of its shares following the termination of its current public offering on April 9, 2011. In making this decision, the board considered a number of factors, including the company’s size and diversification of its portfolio and its relatively low leverage and strong cash position, as well as the current stage of its lifecycle.

CNL Lifestyle Properties will continue to manage and seek to increase the value of its diverse portfolio of lifestyle properties until the consummation of a liquidation event. The company intends to continue offering shares through its reinvestment plan.

The REIT is one of the nation’s largest owners of ski and mountain lifestyle properties, golf courses, gated attractions and marinas. Properties in the portfolio are designed to provide memorable experiences for their visitors.

About CNL Lifestyle Properties, Inc.

CNL Lifestyle Properties, Inc., formerly CNL Income Properties, Inc., is a real estate investment trust that owns a portfolio of 121 properties in the United States and Canada in the lifestyle and recreation sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, golf, attractions, marinas and additional lifestyle assets. For more information, visit www.CNLLifestyleREIT.com

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